Exhibit 99.1
National CineMedia To Strengthen Its Financial Position and Drive Long-Term Growth Through Pre-Arranged Restructuring

Continues to operate business as usual, connecting brands with the largest, most valuable moviegoing audiences.
Enters into Restructuring Support Agreement through which NCM Lenders will convert all debt into equity
Company previews strong fourth quarter earnings with total revenue growth up 44%

Centennial, Co. - April 11, 2023 - National CineMedia, LLC (NCM LLC or the Company), the largest cinema advertising network in the U.S., today announced a series of debt restructuring transactions that are expected to meaningfully strengthen the Company’s balance sheet and position the Company for long-term growth. National CineMedia, Inc., (NASDAQ: NCMI) (NCM Inc.), a non-filing entity, will remain the manager of NCM LLC.
To facilitate its debt restructuring, the Company has filed a voluntary Chapter 11 petition in the United States Bankruptcy Court for the Southern District of Texas and has entered into a comprehensive Restructuring Support Agreement (RSA) with the support of its secured lenders, through which all of the Company’s debt will be converted into equity of the reorganized Company. Under the RSA, NCM LLC will assume all of its critical contracts upon emergence, ensuring that the Company will maintain the largest national cinema advertising network.
“Our category-defining platform will continue to empower advertisers to reach our sought-after, young moviegoing audiences with scale and measurability. Today’s transactions will position us to deliver the strong results our advertisers and cinema partners have come to expect from us today and well into the future,” said Tom Lesinski, CEO of NCM Inc. “We are entering this process with the overwhelming support of our secured lenders and key stakeholders, which we expect will enable us to swiftly and responsibly emerge as a stronger company.”
The RSA provides a clear roadmap for NCM LLC to quickly emerge without disrupting its operations or customer relationships. Upon confirmation of the restructuring outlined in the RSA, all of NCM LLC’s funded debt would be converted into equity, completely de-levering the Company’s balance sheet. Additionally, NCM Inc.’s management and NCM LLC’s other existing governance structures would be maintained to ensure continuity of ongoing operations and performance. NCM Inc. will receive an ownership interest in the restructured company of approximately 14%. Further, unless an official creditors committee is formed, all holders of General Unsecured Claims will be paid in full in the ordinary course under the RSA.
Nationally Leading Cinema Advertising Network Fully Operational for All Advertisers
NCM LLC will operate its business without disruption and serve the national, regional, and local businesses that rely on its advertising network to reach entertainment fans in and out of movie theaters. The Company’s existing cash balances will provide the liquidity needed to continue operations in the ordinary course of business. Following its restructuring, NCM LLC will be well-positioned as moviegoers enjoy the resumption of a regular schedule for major motion picture releases following pandemic disruption. The cinema industry continues to strengthen with an impressive 26% growth in Q1 2023 vs. Q1 2022. Over 83 million unique moviegoers have attended the theater in 2023, and this past weekend’s release of The Super Mario Bros. Movie was the largest opening weekend debut of the year with $204.6 million at the box office.1
NCM Inc. Previews Strong Fourth Quarter 2022 Revenue and Earnings
1 Source: Box Office Mojo

In the fourth quarter of 2022, NCM Inc. experienced increasing demand as more brands returned to cinema advertising to target young, diverse, and highly engaged moviegoing audiences as part of their overall media buys. Based on preliminary unaudited Q4 2022 results, NCM Inc. expects to report total revenue growth of 44.4% to $91.7 million in the fourth quarter of 2022 versus $63.5 million for the comparable quarter in 2021; operating income increased 251.3% compared to the fourth quarter of 2021; and Adjusted OIBDA, a non-GAAP measure, increased nearly 130% to $42.1 million for the fourth quarter of 2022 versus $18.4 million for the fourth quarter of 2021.
“Our fourth quarter marked a strong finish to the year as a diverse film release schedule including Black Panther: Wakanda Forever and Avatar: The Way of Water brought massive audiences back to theaters. We are well positioned to deliver on this momentum as theater traffic builds back towards normal historical patterns and our inventory utilization increases,” added Lesinski.
Additional Information About the Restructuring Process
NCM LLC is filing with the Court a series of customary “First Day Motions” to facilitate a smooth transition and to support operations during its case. These motions, which the Company expects to be approved in short order, include requests to pay wages and benefits to employees. The Company will continue servicing its existing customer programs, partnerships, and cinema operator relationships in the ordinary course of business.
Additional information regarding the Company’s process is available at https://omniagentsolutions.com/NCM. Stakeholders with questions may call the Company’s Claims Agent Omni at (866) 956-2144 or (747) 293-0095 if calling from outside the U.S. or Canada or email NCMInquiries@OmniAgnt.com.
Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel, Lazard Ltd., is serving as investment banker, and FTI Consulting is serving as financial advisor to the Company. The Company has retained C Street Advisory Group to serve as strategic communications advisor.
About the Company
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with young, diverse audiences through the power of movies and popular culture. NCM’s Noovie® pre-show is presented exclusively in 47 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,100 screens in over 1,600 theaters in 195 Designated Market Areas® (all of the top 50). NCM Digital and Digital-Out-Of-Home (DOOH) go beyond the big screen, extending in-theater campaigns into online, mobile, and place-based marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 100% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.

Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events and results of operations, including statements concerning the ultimate impact of the restructuring on the Company and NCM Inc.’s business, ongoing business prospects, and future theater attendance levels, among others. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) risks and uncertainties related to the Company’s significant indebtedness, including the filing of a voluntary Chapter 11 petition, and the ability for the Company and NCM Inc. to comply with the terms of the RSA, 2) the petitions for reorganization filed under Chapter 11 of the United States Bankruptcy Code by Cineworld Group plc, the parent company of Regal (one of the Company’s founding members) and its impact on Regal’s relationship with the Company, 3) level of theater attendance or viewership of the Noovie® pre-show; 4) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19) and the success of actions taken to mitigate such situations, vaccine rollouts, vaccine or mask mandates and potential changes to consumer behavior; 5) the availability and predictability of major motion pictures displayed in theaters; 6) increased competition for advertising expenditures; 7) changes to relationships with NCM LLC’s founding members; 8) inability to implement or achieve new revenue opportunities; 9) failure to realize the anticipated benefits of the 2019 amendments to NCM LLC's exhibitor service agreements with Regal and Cinemark; 10) technological changes and innovations; 9) economic conditions, including the level of expenditures on and perception of cinema advertising; 11) our ability to renew or replace expiring advertising and content contracts; 12) reinvestment in our network and product offerings, which may require significant funding and resulting reallocation of resources; 13) fluctuations in operating costs; and 14) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 30, 2021, and subsequent Quarterly Reports on Form 10-Q, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which are presented only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.
NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliation
Unaudited
Adjusted OIBDA
Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) is not a financial measure calculated in accordance with GAAP in the United States. Adjusted OIBDA represents operating income before depreciation and amortization expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share based compensation cost, executive transition costs, sales force reorganization costs, advisor fees related to an abandoned financing transaction, advisor fees related to the Cineworld Proceeding and impairments of long-lived assets. Our management uses this non-GAAP financial measure to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes this is an important supplemental measure of operating performance because it eliminates items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of this measure is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, executive turnover, non-recurring sales force reorganization costs, non-recurring advisor and legal fees, impairments of long-lived assets, interest rates, debt levels or income tax rates. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, it has the limitation of not reflecting the effect of the Company’s amortization of intangibles recorded for network theater screen leases, share based payment costs, costs associated with executive officer transitions, sales force reorganization costs, advisor fees related to an abandoned financing transaction, advisor fees related to the Cineworld proceeding or impairments of long-lived assets. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following table reconciles operating income (loss) to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended
	December 29, 2022	December 30, 2021
Operating income (loss)	$28.1	$8.0
Depreciation expense	1.4	2.5
Amortization of intangibles recorded for network theater screen leases	6.3	6.2
Share-based compensation costs	2.0	1.6
Advisor fees related to abandoned financing transaction (1)	0.5	0.1
Executive transition costs (2)	—	—
Impairment of long-lived assets (3)	—	—
Sales force reorganization costs (4)	—	—
Advisor fees related to the Cineworld Proceeding (5)	3.8	—
Adjusted OIBDA	$42.1	$18.4
Total revenue	$91.7	$63.5
Adjusted OIBDA margin	45.9%	29.0%

Adjusted OIBDA	$42.1	$18.4
Carmike Theaters integration and encumbered theater payments	3.8	1.3
Adjusted OIBDA after integration and encumbered theater payments	$45.9	$19.7

(1)
These fees relate to advisor and legal costs incurred for advice pertaining to an alternative debt transaction that was abandoned in the fourth quarter of 2021 and an alternative equity transaction that was abandoned in the fourth quarter of 2022.

(2)	Executive transition costs represent costs associated with the search for the Company’s new CFO during the third quarter of 2021.
(3)	The impairment of long-lived assets primarily relates to the write down of certain internally developed software no longer in use.
(4)	Sales force reorganization costs represents redundancy costs associated with changes to the Company’s sales force implemented during the first quarter of 2022.
(5)	Advisor and legal fees incurred in connection with the Company’s involvement in the Cineworld Proceeding during the third and fourth quarter of 2022.
CONTACTS:

INVESTOR CONTACT:	MEDIA CONTACT:
investors@ncm.com	Pam Workman
pam.workman@ncm.com
press@ncm.com